EX.99(m)(i)(B)

Schedule A

FIRST INVESTORS EQUITY FUNDS

Covered Call Strategy Fund
Equity Income Fund
Global Fund
Growth & Income Fund
International Fund
Opportunity Fund
Real Estate Fund
Select Growth Fund
Special Situations Fund
Total Return Fund

Schedule updated: April 1, 2016